Exhibit 99.1

News Release

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For More Information Contact
FOR IMMEDIATE RELEASE	Dane Anderson, CFO/VP
February 24, 2004	763-493-6370 / www.mocon.com

MOCON Announces Sales and Earnings
For Year Ending December 31, 2003

MINNEAPOLIS, MN,  February   24,  2004 –MOCON, Inc. (Nasdaq: MOCO) today reported revenue and earnings for the fourth quarter and year ending December 31, 2003.

Sales for 2003 were $19,632,000, a 2 percent decrease compared to $19,931,000 for 2002. Net income per share was 40 cents (diluted) for 2003, a decrease of 2 percent compared to 41 cents (diluted) per share in 2002. Fourth quarter 2003 sales were $4,693,000, compared to $5,294,000 for 2002, and net income per share was 8 cents (diluted) for the fourth quarter of 2003 compared to 10 cents (diluted) for the same period in 2002.

Revenue from our permeation and weighing instruments increased by 12 percent and 89 percent respectively as compared to 2002, while revenue from our gas analyzer and sample preparation products decreased by 23 percent and 68 percent respectively. As a result of the revenue shortfall in our sample preparation and gas analyzer products, we are taking steps to consolidate these operations, which will result in reduced costs and increased operating efficiencies. The consolidation efforts will be completed by the end of the first quarter of 2004.

“Revenue from international sales increased by 18% during 2003. The recently completed acquisition of Paul Lippke Handels in Europe, effective January 1, 2004, should allow us to leverage our presence internationally even further, benefiting our various product and service offerings,” commented Robert L. Demorest, MOCON President and CEO. Mr. Demorest continued, “The Lippke acquisition is expected to have a positive impact on international revenues beginning Q1 of 2004, which, coupled with signs of a general increase in capital equipment spending from our customers, makes us cautiously optimistic about 2004.”

During 2003, we paid dividends totaling $1,378,000, and also used cash resources of $628,000 to repurchase common stock. Our total cash, short-term, and long-term marketable securities position increased $633,000 in 2003.

The quarter ended December 31, 2003 marks our 89th consecutive quarter of profitability and over 15 years of consecutive quarterly dividend payments. We as a Company are proud of both of these achievements, which reflect our ongoing commitment to providing shareholder value.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the above statements regarding reduced costs and increased operating efficiencies, and can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Stock Market under the symbol MOCO.
MOCON is a registered trademark of MOCON, Inc.

MOCON, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Sales
Products	$ 4,203	$ 4,644	$ 17,751	$ 17,849
Consulting Services	490	650	1,881	2,082

Total Sales	4,693	5,294	19,632	19,931
Cost of Sales
Products	1,943	2,130	7,959	8,226
Consulting Services	251	304	917	1,073

Total Cost of Sales	2,194	2,434	8,876	9,299

Gross Profit	2,499	2,860	10,756	10,632

Research and Development Expense	307	376	1,313	1,286
Selling and Administrative Expense	1,619	1,685	6,270	6,107

Operating Income	573	799	3,173	3,239
Investment Income	35	38	127	195

Income Before Income Taxes	608	837	3,300	3,434
Income Taxes	147	280	1,089	1,137

Net Income	$ 461	$ 557	$ 2,211	$ 2,297

Net Income Per Common Share:
Basic	$ 0.09	$ 0.10	$ 0.41	$ 0.42
Diluted	$ 0.08	$ 0.10	$ 0.40	$ 0.41
Weighted Average Shares:
Basic	5,397	5,480	5,410	5,488
Diluted	5,520	5,523	5,504	5,606

BALANCE SHEET DATA: (unaudited)
	December 31, 2003	December 31, 2002
Assets:
Cash and Marketable Securities	$ 5,942	$ 5,298
Accounts Receivable, Net	3,594	4,003
Inventories	3,762	3,755
Other Current Assets	669	589

Total Current Assets	13,967	13,645
Marketable Securities, Noncurrent	850	861
Fixed Assets, Net	2,099	2,088
Other Assets, Net	3,062	3,227

Total Assets	$ 19,978	$ 19,821

Liabilities and Stockholders’ Equity:
Total Current Liabilities	$ 3,065	$ 3,115
Deferred Income Taxes	198	326
Stockholders’ Equity	16,715	16,380

Total Liabilities and Stockholders’ Equity	$ 19,978	$ 19,821